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Exhibit 21

List of Subsidiaries

        The following table lists the Company's subsidiaries, all of which are directly or indirectly wholly-owned, except as provided below:

Power-Electronics, Inc.	Puerto Rico
Poder Uno de Mexico, S.A. de C.V.	Mexico
P-O Nevada Corp.	USA
Power-One Holding AG	Switzerland
Melcher Holding, Inc.	USA
Power-One AG	Switzerland
Melcher, Inc.	USA
Power-One S.A.	France
Power-One Ltd.	Great Britain
Power-One GmbH	Germany
Power-One B.V.	Netherlands
Power-One SIMP Ltd.	Ireland
Power-One Produktion AG	Switzerland
Power-One s.r.o.	Slovakia
Melcher Corp.	Canada
HC Power, Inc.	USA
Power-One S.r.l.	Italy
Power-One I/S	Denmark
Power-One Denmark ApS	Denmark
Power-One Norge AS	Norway
Power-One AS	Norway
Powec Eiendom AS	Norway
Powec Ltd.	Great Britain
Powec GmbH	Germany
Powec Finland OY	Finland
Powec AB	Sweden
Powec Pty Ltd.	Australia
Powec Pte. Ltd.	Singapore
Power-One Ltd.	Hong Kong
Powec Power (Shenzen) Co. Ltd.	China
Powec SAS	France

        1.    Power-One S.A., otherwise indirectly wholly-owned by the Company, has seven single-shore "fiduciary shareholders" as required by local law.

        2.    Power-One Ltd. is 99% indirectly owned by the Company and 1% owned by an individual stockholder.

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List of Subsidiaries